UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 30, 2023

OMNICELL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4220 North Freeway
Fort Worth, TX 76137
(Address of principal executive offices, including zip code)

(877) 415-9990
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	OMCL	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Executive Severance Plan
On July 30, 2023 (the “Effective Date”), the Compensation Committee (the “Committee”) of the Board of Board of Directors of Omnicell, Inc. (“Omnicell” or the “Company”) approved the Omnicell, Inc. Executive Severance Plan (the “Plan”), which supersedes the Omnicell, Inc. Amended and Restated Severance Benefit Plan and the Executive Change of Control Benefit Plan, with respect to the Company’s executive officers. The Plan provides severance benefits to certain key management personnel of the Company, and its subsidiaries, including those with the title of Executive Vice President or higher whose employment is terminated (i) by the Company for any reason other than for Cause, death or disability; or (ii) during the 24-month period following the occurrence of a Change in Control of the Company or by the Covered Executive for Good Reason (each, a “Terminating Event”). The Company’s Chief Executive Officer and President (the “CEO”) and each such Executive Vice President, a “Covered Executive” and collectively, the “Covered Executives.” Each of the following named executive officers of the Company as well as Nchacha E. Etta, the Company’s current Executive Vice President and Chief Financial Officer, are “Covered Executives” under the Plan: Randall A. Lipps, CEO; Corey J. Manley, Executive Vice President and Chief Legal and Administrative Officer; Peter J. Kuipers, Executive Vice President and Executive Adviser; Christine M. Mellon, Executive Vice President and Executive Adviser; and Scott P. Seidelmann, Executive Vice President and Executive Adviser. All capitalized terms used but not defined herein shall have the meanings as set forth in the Plan.
Under the terms of the Plan, upon a Covered Executive’s Terminating Event, other than during the six-month period prior to a Change in Control or within the 24-months following a Change in Control (the “CIC Protection Period”, the Covered Executive (excluding any participant in the Plan below the level of Executive Vice President) would be eligible to receive the following severance benefits: (i) a severance payment equal to one-times the sum of the Covered Executive’s Base Salary and Target Bonus (1.5 times in the case of the CEO); (ii) subject to the Covered Executive’s timely enrollment in COBRA, continuation of health, dental and vision coverage for up to 12 months at the Company’s expense (18 months for the CEO); (iii) a prorated payout of any bonus earned under the Bonus Plan for the quarter in which the Terminating Event occurs, based on actual performance achieved by the Company during the quarter; and (iv) up to one-year of outplacement services. In the event that the Terminating Event occurs during the CIC Protection Period, the Covered Executive would be eligible to receive the following severance benefits: (i) a severance payment equal to 1.5 times the sum of the Covered Executive’s Base Salary and Target Bonus (two times in the case of the CEO and one times in the case of a Senior Vice President participant in the Plan); (ii) a one-time cash payment equal to 18 times the initial monthly COBRA premium for the Covered Executive’s continuation of health, dental and vision coverage (24 times for the CEO and 12 times in the case of a Senior Vice President participant in the Plan); (iii) the target bonus opportunity for the quarter in which the Terminating Event occurs; (iv) up to one-year of outplacement services; and (v) reimbursement of up to $15,000 for legal fees incurred by the Covered Executive in connection with the Terminating Event. The foregoing severance benefits are subject to the Covered Executive’s execution and non-revocation of a general release of claims in favor of the Company and compliance with certain restrictive covenants related to non-competition, non-solicitation of customers and non-recruitment of employees.
If any payments and benefits to be paid or provided to a Covered Executive, whether pursuant to the terms of the Plan or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code of 1986, as amended, the payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the Covered Executive.
The Company may amend or terminate the Plan at any time or from time to time provided, however, that the Plan may not be terminated, suspended or amended in any material respect during the period beginning 60 days prior to a Change in Control and ending two years after a Change in Control.
The foregoing summary is qualified in its entirety by reference to the Omnicell, Inc. Executive Severance Plan attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit Number	Exhibit Description
10.1	Omnicell, Inc. Executive Severance Plan

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.
Date: August 3, 2023	/s/ Corey J. Manley
Corey J. Manley
Executive Vice President, Chief Legal and Administrative Officer